                                                                     Exhibit 3.2


                          CERTIFICATE OF DESIGNATIONS,
                             PREFERENCES AND RIGHTS

                                       OF

                      SERIES A CONVERTIBLE PREFERRED STOCK

                                       OF

                         NUKO INFORMATION SYSTEMS, INC.

                        (Pursuant to Section 151 of the
                       Delaware General Corporation Law)

         NUKO Information Systems, Inc., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), hereby certifies that the following resolutions were adopted by the Board of Directors of the Corporation on January 2, 1997 pursuant to authority of the Board of Directors as required by Section 151 of the Delaware General Corporation Law.

         RESOLVED, that pursuant to the authority granted to and vested in the Board of Directors of this Corporation (the "Board of Directors" or the "Board") in accordance with the provisions of its Amended and Restated Certificate of Incorporation, the Board of Directors hereby authorizes a series of the Corporation's previously authorized Preferred Stock, par value $.001 per share (the "Preferred Stock"), and hereby states the designation and number of shares, and fixes the relative rights, preferences, privileges, powers and restrictions thereof as follows:

         Series A Convertible Preferred Stock:

                            I. Designation and Amount

         The designation of this series, which consists of 10,000 shares of Preferred Stock, is Series A Convertible Preferred Stock (the "Series A Preferred Stock") and the stated value shall be One Thousand Dollars ($1,000) per share (the "Stated Value").

                                    II. Rank

         The Series A Preferred Stock shall rank (i) prior to the Corporation's Common Stock, par value $.001 per share (the "Common Stock"); (ii) prior to any class or series of capital stock of the Corporation hereafter created (unless, with the consent of the holders of Series A Preferred

Stock obtained in accordance with Article IX hereof, such class or series of capital stock specifically, by its terms, ranks senior to or pari passu with the Series A Preferred Stock) (collectively, with the Common Stock, "Junior Securities"); (iii) pari passu with any class or series of capital stock of the Corporation hereafter created (with the consent of the holders of Series A Preferred Stock obtained in accordance with Article IX hereof) specifically ranking, by its terms, on parity with the Series A Preferred Stock ("Pari Passu Securities"); and (iv) junior to any class or series of capital stock of the Corporation hereafter created (with the consent of the holders of Series A Preferred Stock obtained in accordance with Article IX hereof) specifically ranking, by its terms, senior to the Series A Preferred Stock ("Senior Securities"), in each case as to distribution of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary.

                                III. No Dividends

                  The Series A Preferred Stock will bear no dividends, and the holders of shares of Series A Preferred Stock shall not be entitled to receive dividends on the Series A Preferred Stock.

                           IV. Liquidation Preference

                  A. If the Corporation shall commence a voluntary case under the Federal bankruptcy laws or any other applicable Federal or State bankruptcy, insolvency or similar law, or consent to the entry of an order for relief in an involuntary case under any law or to the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Corporation or of any substantial part of its property, or make an assignment for the benefit of its creditors, or admit in writing its inability to pay its debts generally as they become due, or if a decree or order for relief in respect of the Corporation shall be entered by a court having jurisdiction in the premises in an involuntary case under the Federal bankruptcy laws or any other applicable Federal or State bankruptcy, insolvency or similar law resulting in the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Corporation or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and any such decree or order shall be unstayed and in effect for a period of sixty (60) consecutive days and, on account of any such event (a "Liquidation Event"), the Corporation shall liquidate, dissolve or wind up, or if the Corporation shall otherwise liquidate, dissolve or wind up, no distribution shall be made to the holders of any shares of capital stock of the Corporation (other than Senior Securities) upon liquidation, dissolution or winding up unless prior thereto, the holders of shares of Series A Preferred Stock, subject to Article VI, shall have received the Liquidation Preference (as defined in Article IV.C) with respect to each share. If upon the occurrence of a Liquidation Event, the assets and funds available for distribution among the holders of the Series A Preferred Stock and holders of Pari Passu Securities shall be insufficient to permit the payment to such holders of the preferential amounts payable thereon, then the entire assets and funds of the Corporation legally available for distribution to the Series A Preferred Stock and the Pari Passu Securities shall be distributed ratably among such shares in proportion to the ratio that the Liquidation Preference payable on each such share bears to the aggregate Liquidation Preference payable on all such shares.

                  B. At the option of any holder of Series A Preferred Stock, the sale, conveyance or disposition of all or substantially all of the assets of the Corporation, the effectuation by the Corporation of a transaction or series of related transactions in which more than 50% of the voting power of the Corporation is transferred to one Person (as defined below) or group of affiliated or related Persons or Persons acting in concert, or the consolidation, merger or other business combination of the Corporation with or into any other Person (as defined below) or Persons when the Corporation is not the survivor (other than a merger effected solely for the purpose of reincorporating in another jurisdiction) shall either: (i) be deemed to be a liquidation, dissolution or winding up of the Corporation for purposes of this
Article IV (but not for purposes of Article V); or (ii) be treated pursuant to
Article VI.C(c) hereof. "Person" shall mean any individual, corporation, limited liability company, partnership, association, trust or other entity or organization.

                  C. For purposes hereof, the "Liquidation Preference" with respect to a share of the Series A Preferred Stock shall mean an amount equal to the sum of (i) the Stated Value thereof, plus (ii) an amount equal to seven percent (7%) per annum of such Stated Value for the period beginning on the date of issuance of such share and ending on the date of final distribution to the holder thereof (pro rated for any portion of such period). The Liquidation Preference with respect to any Pari Passu Securities shall be as set forth in the Certificate of Designation filed in respect thereof.

                                  V. Redemption

                           A. In the event the Corporation files a registration
statement pursuant to the Securities Act of 1933, as amended, for a firm commitment underwritten public offering of Common Stock with a good faith, bona fide intention of consummating such offering (a "Qualifying Registration Statement"), the Corporation shall have the right (on one occasion only), exercisable at any time within thirty (30) days of such filing, on not less than 20 Trading Days (as defined in Article VI below) prior written notice to the holders of Series A Preferred Stock, to redeem the Series A Preferred Stock, in whole or in any part of not less than $500,000 Stated Value (or such lesser Stated Value as shall remain outstanding at the time of exercise of such right), in accordance with this Article V.A. Any notice of redemption (a "Redemption Notice") shall be irrevocable (unless the transaction contemplated by the Qualifying Registration Statement is abandoned, in which case the Redemption Notice may be revoked within one (1) business day following such abandonment) and shall be delivered to the holders of Series A Preferred Stock at their registered addresses appearing on the records of the Corporation and shall state
(1) that the Corporation is exercising its right to redeem all or a portion of the outstanding shares of Series A Preferred Stock, (2) the aggregate number and Stated Value of shares to be redeemed and (3) the date of redemption (which may be specified indeterminately as the day following the closing date of the public offering). On the date fixed for redemption (the

"Redemption Date"), the Corporation shall make payment of the Redemption Amount (as hereinafter defined) to or upon the order of the holders of Series A Preferred Stock as specified by the holders of Series A Preferred Stock in writing to the Corporation at least one (1) business day prior to the Redemption Date. If the Corporation exercises its right to redeem all or a portion of the Series A Preferred Stock, the Corporation shall make payment to the holders of Series A Preferred Stock or upon the order of the holders of Series A Preferred Stock of a dollar amount equal to the greater of (1) 110%, multiplied by the sum of (a) the Stated Value of the shares to be redeemed, plus (b) an amount equal to seven percent (7%) per annum of such Stated Value for the period beginning on the issuance of such shares and ending on the Redemption Date and (2) the "parity value" of the shares to be redeemed, where parity value means the product of (a) the number of shares of common stock issuable upon conversion of such shares in accordance with Article VI below (without giving effect to the proviso in the penultimate sentence of Section VI.B(a) below and treating the Trading Day immediately preceding the Redemption Date as the "Conversion Date" (as hereinafter defined)), multiplied by (b) the closing price for the Common Stock on the principal trading market for such shares on such "Conversion Date" (the greater of such amounts being referred to as the "Redemption Amount"). Notwithstanding anything to the contrary contained in this Article V.A, the holders of Series A Preferred Stock shall at all times maintain the right to convert all or any part of the outstanding shares of the Series A Preferred Stock in accordance with Article VI below and any shares so converted after receipt of a Redemption Notice and prior to the Redemption Date of the shares set forth in such notice (which period shall be at least 20 Trading Days) shall be deducted from the number of shares which is otherwise subject to redemption pursuant to such notice. Any redemption of less than all of the outstanding shares of Series A Preferred Stock shall be pro rata among the holders thereof based on the number of shares held.

                  B. If the Series A Preferred Stock ceases to be convertible as a result of the limitations described in the second paragraph of Article VI.A below (a "19.99% Redemption Event"), and the Corporation has not prior to, or within sixty (60) days of, the date that such 19.99% Redemption Event arises,
(i) obtained approval of the issuance of the Series A Preferred Stock by a majority of the total votes cast on such proposal, in person or by proxy, by the holders of the then-outstanding Common Stock (not including any shares of Common Stock held by present or former holders of Series A Preferred Stock that were issued upon conversion of Series A Preferred Stock or upon exercise of Warrants) or (ii) received other permission pursuant to NASDAQ National Market Requirement 4460(i) allowing the Corporation to resume issuances of shares of Common Stock upon conversion of Series A Preferred Stock, then the Corporation shall be obligated to redeem immediately all of the then outstanding Series A Preferred Stock, in accordance with this Article V.B. An irrevocable Redemption Notice shall be delivered promptly to the holders of Series A Preferred Stock at their registered address appearing on the records of the Corporation and shall state
(1) that 19.99% of the Outstanding Common Amount has been issued upon exercise of the Series A Preferred Stock, (2) that the Corporation is obligated to redeem all of the outstanding Series A Preferred Stock and (3) the Redemption Date, which shall be a date within five (5) business days of the date of the Redemption Notice. On the Redemption Date, the Corporation shall make payment of the Redemption Amount (as defined in Section V.A. above) in cash or by issuance of a promissory note (a "Redemption Note") to or upon the order of the holders of Series A Preferred Stock as specified by such holders in writing to the Corporation at least one
(1) business day prior to the Redemption Date. If the Corporation elects to issue a Redemption Note, such Note shall be in form and substance reasonably satisfactory to the holders of the Series A Preferred Stock, shall be payable on the six (6) month anniversary of the date of issuance (or upon the earlier occurrence of customary events of default) and shall bear interest on the outstanding principal balance thereof at the rate of 12% per annum.

                  C. If any of the following events (each, a "Mandatory Redemption Event") shall occur:

                           (i) The Corporation fails to issue shares of Common
Stock or Warrants to the holders of Series A Preferred Stock upon exercise by the holders of their conversion rights in accordance with the terms of this Certificate of Designation (for a period of at least ninety (90) days if such failure is solely as a result of the circumstances governed by the second paragraph of Article VI.F below and the Corporation is using all commercially reasonable efforts to authorize a sufficient number of shares of Common Stock as soon as practicable), fails to transfer or to cause its designated transfer agent ("Transfer Agent") to transfer any certificate for shares of Common Stock or Warrants issued to the holders upon conversion of the Series A Preferred Stock as and when required by this Certificate of Designation or the Registration Rights Agreement, dated as of December 13, 1996, by and among the Corporation and the other signatories thereto (the "Registration Rights Agreement") (or shares of Common Stock issuable upon exercise of the Warrants) or fails to remove any restrictive legend on any certificate or any shares of Common Stock issued to the holders of Series A Preferred Stock upon conversion of the Series A Preferred Stock as and when required by this Certificate of Designation, the Purchase Agreement or the Registration Rights Agreement (or shares of Common Stock issuable upon exercise of the Warrants in accordance with the Warrants) and any such failure shall continue uncured for twenty (20) business days after the Corporation shall have been notified thereof in writing by the holder;

                           (ii) The Corporation fails to obtain effectiveness
with the Securities and Exchange Commission (the "SEC") of the Registration Statement (as defined in the Registration Rights Agreement) prior to June 15, 1997 (other than because of any act or failure to act of the holders of registration rights thereunder, because of issues raised by the SEC arising from the transactions contemplated by the Securities Purchase Agreement dated as of December 13, 1996, by and between the Corporation and the other signatories thereto (the "Purchase Agreement") or because of a change in the policy, procedures, interpretations, positions, practice or rules of the SEC made public after the date hereof, so long as, in each case, the Corporation is using all commercially reasonable efforts to achieve the effectiveness of such Registration Statement) or such Registration Statement lapses in effect (or sales otherwise cannot be made thereunder) for more than thirty (30) consecutive days or sixty (60) days in any twelve (12) month period after such Registration Statement becomes effective;

                           (iii) The Corporation or any subsidiary of the
Corporation shall make an assignment for the benefit of creditors, or apply for or consent to the appointment of a receiver or trustee for it or for all or substantially all of its property or business; or such a receiver or trustee shall otherwise be appointed;

                           (iv) Bankruptcy, insolvency, reorganization or
liquidation proceedings or other proceedings for relief under any bankruptcy law or any law for the relief of debtors shall be instituted by or against the Corporation or any subsidiary of the Corporation;

                           (v) The Corporation shall fail to maintain the
listing of the Common Stock on a national securities exchange or the automated quotation system of a national securities association and such failure shall remain uncured for at least 120 days;

then, upon the occurrence and during the continuation of any Mandatory Redemption Event specified in subparagraphs (i), (ii) or (v) at the option of the holders of at least 50% of the then outstanding shares of Series A Preferred Stock by written notice (the "Mandatory Redemption Notice") to the Corporation of such Mandatory Redemption Event, or upon the occurrence of any Mandatory Redemption Event specified in subparagraphs (iii) or (iv), the Corporation shall purchase the holder's shares of Series A Preferred Stock for an amount per share equal to 95.45% of the Redemption Amount in effect at the time of the redemption hereunder.

                  In the case of a Mandatory Redemption Event, if the Corporation fails to pay the Redemption Amount for each share within five (5) business days of written notice that such amount is due and payable, then in addition to all other available remedies, each holder of Series A Preferred Stock shall have the right at any time, so long as the Mandatory Redemption Event continues, to require the Corporation, upon written notice, to immediately issue (in accordance with the terms of Article VI below), in lieu of the Mandatory Redemption Amount, with respect to each outstanding share of Series A Preferred Stock held by such holder, the number of shares of Common Stock of the Corporation equal to the Mandatory Redemption Amount divided by the Conversion Price then in effect.

                  D. The payment of the Redemption Amount pursuant to terms of this Article V shall, in all cases, be accompanied by delivery of a number of Warrants equal to 100% of the Redemption Amount divided by the applicable Conversion Price determined in accordance with Article VI below (treating the Trading Day immediately preceding the Redemption Date as the "Conversion Date").


                   VI. Conversion at the Option of the Holder

                  A. Each holder of shares of Series A Preferred Stock may, at its option at any time and from time to time, upon surrender of the certificates therefor, convert any or all of its shares of Series A Preferred Stock into Common Stock and Warrants as follows (an "Optional Conversion"). Each share of Series A Preferred Stock shall be convertible into (i) such number of fully paid and nonassessable shares of Common Stock as is determined by dividing (1) the sum of (a) the Stated Value thereof, plus (b) the product of the Stated Value, multiplied by .07, multiplied by (N/365), where "N" equals the number of days elapsed from the date of issuance of the Series A Preferred Stock to and including the Conversion Date (the "Premium Amount"), by (2) the then effective Conversion Price (as defined below); and (ii) warrants (the "Warrants"), in the form attached as Exhibit B to the Purchase Agreement, to acquire a number of shares of Common Stock equal to 50% of the number of shares of Common Stock issuable pursuant to clause (i) above; provided, however, that in no event shall a holder of shares of Series A Preferred Stock be entitled to convert any such shares in excess of that number of shares upon conversion of which the sum of (x) the number of shares of Common Stock beneficially owned by the holder and its affiliates (other than shares of Common Stock which may be deemed beneficially owned through the ownership of the unconverted portion of the shares of Series A Preferred Stock and the unexercised portion of the Warrants (including any Warrants issuable upon conversion of the shares of Series A Preferred Stock with respect to which the determination of this proviso is being made)) and (y) the number of shares of Common Stock issuable upon the conversion of the shares of Series A Preferred Stock with respect to which the determination of this proviso is being made, would result in beneficial ownership by a holder and such holder's affiliates of more than 4.9% of the outstanding shares of Common Stock. For purposes of the proviso to the immediately preceding sentence, beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and Regulation 13 D-G thereunder, except as otherwise provided in clause (x) of such proviso.

                  Notwithstanding anything to the contrary contained herein, if, at any time, the aggregate number of shares of Common Stock then issued upon exercise of the Series A Preferred Stock (exclusive of shares of Common Stock issued or issuable upon the exercise of "Out-of-the-Money Warrants" (as hereinafter defined), but inclusive of shares of Common Stock issued or issuable upon the exercise of "In-the-Money Warrants" (as hereinafter defined)) equals 19.99% of the "Outstanding Common Amount" (as hereinafter defined), the Series A Preferred Stock shall, from that time forward, cease to be convertible into Common Stock in accordance with the terms of this Article VI and Article VII below, unless the Corporation (i) has obtained approval of the issuance of the Series A Preferred Stock by a majority of the total votes cast on such proposal, in person or by proxy, by the holders of the then-outstanding Common Stock (not including any shares of Common Stock held by present or former holders of Series A Preferred Stock that were issued upon conversion of Series A Preferred Stock or upon exercise of Warrants), or (ii) shall have otherwise obtained permission to allow such issuances from the NASDAQ Stock Market in accordance with NASDAQ National Market Requirement 4460(i). For purposes of this paragraph, "Outstanding Common Amount" means (i) the number of shares of the Corporation's Common Stock outstanding on the date of issuance of the Series A Preferred Stock pursuant to the Purchase Agreement plus (ii) any additional shares of Common Stock issued thereafter in respect of such shares pursuant to a stock dividend, stock split or similar event. For purposes of this paragraph, (i) "In-the-Money Warrant" means a Warrant the exercise price of which is below the last sale price of the Common Stock on the NASDAQ National Market (the "Last Sale Price") on the Trading Day immediately preceding the issuance of such Warrant and (ii) "Out-of-the-Money Warrant" means a Warrant the exercise price of which is above the Last Sale Price on the Trading Day immediately preceding the issuance of such Warrant.

                  B. (a) Subject to subparagraph (b) below, the "Conversion Price" shall be the lesser of (i) the Applicable Percentage (as hereinafter defined) of the average of the closing bid prices for the Common Stock as reported by the National Association of Securities Dealers Automated Quotation System National Market ("NASDAQ-NMS"), or on the principal securities exchange or other securities market on which the Common Stock is then being traded, for the ten (10) consecutive Trading Days ending one Trading Day prior to the date (the "Conversion Date") the Conversion Notice is sent by a holder to the Corporation or its Transfer Agent via facsimile (the "Variable Conversion Price"), and (ii) $16.00 (the "Fixed Conversion Price") (subject to equitable adjustments from time to time pursuant to the antidilution provisions of Article VI.C below). "Trading Day" shall mean any day on which the Common Stock is traded for any period on the NASDAQ-NMS, or on the principal securities exchange or other securities market on which the Common Stock is then being traded. Applicable Percentage means (i) 100%, if the Conversion Date is within forty-five (45) days after the closing date in respect of the first closing pursuant to the Purchase Agreement (the "CLOSING DATE"), (ii) 90%, if the Conversion Date is within ninety (90) days, but more than forty-five (45) days, after the Closing Date, and (iii) 85%, if the Conversion Date is more than ninety (90) days after the Closing Date; provided, however, that notwithstanding the foregoing, the Applicable Percentage will be 100% for the period beginning on the filing date of a Qualifying Registration Statement and ending ten (10) Trading Days following the closing of the offering contemplated thereby, up to a maximum of ninety (90) days. The immediately preceding proviso will apply in respect of one Qualifying Registration Statement only.

                     (b) Notwithstanding anything contained in subparagraph (a) of this Paragraph B to the contrary, in the event the Corporation (i) makes a public announcement that it intends to consolidate or merge with any other corporation (other than a merger in which the Corporation is the surviving or continuing corporation and its capital stock is unchanged) or sell or transfer all or substantially all of the assets of the Corporation or (ii) any person, group or entity (including the Corporation) publicly announces a tender offer to purchase 50% or more of the Corporation's Common Stock (the date of the announcement referred to in clause (i) or (ii) is hereinafter referred to as the "Announcement Date"), then the Conversion Price shall, effective upon the Announcement Date and continuing through the Adjusted Conversion Price Termination Date (as defined below), be equal to the lower of (x) the Conversion Price which would have been applicable for an Optional Conversion occurring on the Announcement Date and (y) the Conversion Price that would otherwise be in effect. From and after the Adjusted Conversion Price Termination Date, the Conversion Price shall be determined as set forth in subparagraph (a) of this Paragraph VI.B. For purposes hereof, "Adjusted Conversion Price

Termination Date" shall mean, with respect to any proposed transaction or tender offer for which a public announcement as contemplated by this subparagraph (b) has been made, the date upon which the Corporation (in the case of clause (i) above) or the person, group or entity (in the case of clause (ii) above) publicly announces the termination or abandonment of the proposed transaction or tender offer which caused this subparagraph (b) to become operative.

                  C. The Conversion Price shall be subject to adjustment from time to time as follows:

                           (a) Adjustment to Fixed Conversion Price Due to Stock
Split, Stock Dividend, Etc. If at any time when the Series A Preferred Stock is issued and outstanding, the number of outstanding shares of Common Stock is increased by a stock split, stock dividend, combination, reclassification, below-Market Price (as defined in Article VI.D) rights offering to all holders of Common Stock or other similar event, the Fixed Conversion Price shall be proportionately reduced, or if the number of outstanding shares of Common Stock is decreased by a reverse stock split, combination or reclassification of shares, or other similar event, the Fixed Conversion Price shall be proportionately increased. In such event, the Corporation shall notify its Transfer Agent of such change on or before the effective date thereof.

                           (b) Adjustment to Variable Conversion Price. If at
any time when Series A Preferred Stock is issued and outstanding, the number of outstanding shares of Common Stock is increased or decreased by a stock split, stock dividend, combination, reclassification, below-Market Price rights offering to all holders of Common Stock or other similar event, which event shall have taken place during the reference period for determination of the Conversion Price for any Optional Conversion or Automatic Conversion of the Series A Preferred Stock, then the Variable Conversion Price shall be calculated giving appropriate effect to the stock split, stock dividend, combination, reclassification or other similar event for all ten (10) Trading Days immediately preceding the Conversion Date. In such event, the Corporation shall notify the Transfer Agent of such change on or before the effective date thereof.

                           (c) Adjustment Due to Merger, Consolidation, Etc. If,
at any time when Series A Preferred Stock is issued and outstanding and prior to the conversion of all Series A Preferred Stock, there shall be any merger, consolidation, exchange of shares, recapitalization, reorganization, or other similar event, as a result of which shares of Common Stock of the Corporation shall be changed into the same or a different number of shares of another class or classes of stock or securities of the Corporation or another entity, or in case of any sale or conveyance of all or substantially all of the assets of the Corporation other than in connection with a plan of complete liquidation of the Corporation, then the holders of Series A Preferred Stock shall thereafter have the right to receive upon conversion of the Series A Preferred Stock, upon the bases and upon the terms and conditions specified herein and in lieu of the shares of Common Stock and Warrants immediately theretofore issuable upon conversion, such stock, securities or assets which the holders of Series A Preferred Stock would have been entitled to receive in such transaction had the Series A Preferred Stock been converted in full immediately prior to such transaction, and in any such case appropriate provisions shall be made with respect to the rights and interests of the holders of Series A Preferred Stock to the end that the provisions hereof (including, without limitation, provisions for adjustment of the Conversion Price and of the number of shares of Common Stock and Warrants issuable upon conversion of the Series A Preferred Stock and provisions protecting the right of holders of Series A Preferred Stock to receive the Warrants) shall thereafter be applicable, as nearly as may be practicable in relation to any securities or assets thereafter deliverable upon the conversion hereof. The Corporation shall not effect any transaction described in this subsection (c) unless (a) it first gives, to the extent practical, thirty (30) days' prior written notice (but in any event at least fifteen (15) business days prior written notice) of such merger, consolidation, exchange of shares, recapitalization, reorganization or other similar event or sale of assets (during which time the holders of Series A Preferred Stock shall be entitled to convert the Series A Preferred Stock) and
(b) the resulting successor or acquiring entity (if not the Corporation) assumes by written instrument the obligations of this subsection (c).

                  D. For purposes of Sections VI.C(a), and VI.C(b) above, "Market Price," which shall be measured as of the record date in respect of the rights offering, (i) means the average of the last reported sale prices for the shares of Common Stock as reported by the NASDAQ-NMS, as applicable, for the ten
(10) trading days immediately preceding such date, or (ii) if the NASDAQ-NMS is not the principal trading market for the shares of Common Stock, the average of the last reported sale prices on the principal trading market for the Common Stock during the same period, or (iii) if market value cannot be calculated as of such date on any of the foregoing bases, the Market Price shall be the fair market value as reasonably determined in good faith by (a) the Board of Directors of the Corporation or, at the option of a majority-in-interest of the holders of the outstanding Series A Preferred Stock by (b) an independent investment bank of nationally recognized standing in the valuation of businesses similar to the business of the corporation.

                  E. In order to convert Series A Preferred Stock into full shares of Common Stock and Warrants, a holder of Series A Preferred Stock shall:
(i) submit a copy of the fully executed notice of conversion in the form attached hereto as Exhibit A ("Notice of Conversion") to the Corporation by facsimile dispatched on the Conversion Date (or by other means resulting in notice to the Corporation or its Transfer Agent on the Conversion Date) to the office of the Corporation or its Transfer Agent that the holder elects to convert the same, which notice shall specify the number of shares of Series A Preferred Stock to be converted, the applicable Conversion Price and a calculation of the number of shares of Common Stock and Warrants issuable upon such conversion (together with a copy of the first page of each certificate to be converted) prior to Midnight, New York City time (the "Conversion Notice Deadline") on the date of conversion specified on the Notice of Conversion; and
(ii) surrender the original certificates representing the Series A Preferred Stock being converted (the "Preferred Stock Certificates"), duly endorsed, along with a copy of the Notice of Conversion to the office of the Corporation or the Transfer Agent as soon as practicable thereafter. The Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion, or Warrants to acquire shares of Common Stock issuable upon such conversion, unless either the Preferred Stock Certificates are delivered to the Company or its Transfer Agent as provided above, or the holder notifies the Corporation or its Transfer Agent that such certificates have been lost, stolen or destroyed (subject to the requirements of subparagraph (a) below). In the case of a dispute as to the calculation of the Conversion Price, the Corporation shall promptly issue such number of shares of Common Stock and Warrants to purchase shares of Common Stock that are not disputed in accordance with subparagraph (b) below. The Corporation shall submit the disputed calculations to its outside accountant via facsimile within two (2) business days of receipt of the Notice of Conversion. The accountant shall audit the calculations and notify the Corporation and the holder of the results no later than 48 hours from the time it receives the disputed calculations. The accountant's calculation shall be deemed conclusive absent manifest error.

                           (a) Lost or Stolen Certificates. Upon receipt by the
Corporation or its Transfer Agent of evidence of the loss, theft, destruction or mutilation of any Preferred Stock Certificates representing shares of Series A Preferred Stock, and (in the case of loss, theft or destruction) of indemnity reasonably satisfactory to the Corporation, and upon surrender and cancellation of the Preferred Stock Certificate(s), if mutilated, the Corporation shall execute and deliver new Preferred Stock Certificate(s) of like tenor and date.

                           (b) Delivery of Common Stock and Warrants Upon
Conversion. Upon the surrender of certificates as described above together with a Notice of Conversion, the Corporation shall issue and, within two (2) business days after such surrender (or, in the case of lost, stolen or destroyed certificates, after provision of agreement and indemnification pursuant to subparagraph (a) above) (the "Delivery Period"), deliver (or cause its Transfer Agent to so issue and deliver) to or upon the order of the holder (i) that number of shares of Common Stock and Warrants for the portion of the shares of Series A Preferred Stock converted as shall be determined in accordance herewith and (ii) a certificate representing the balance of the shares of Series A Preferred Stock not converted, if any. In addition to any other remedies available to the holder, including actual damages and/or equitable relief, the Corporation shall pay to a holder $500 per day in cash for each day beyond the two (2) day grace period following the Delivery Period that the Corporation fails to deliver Common Stock and Warrants issuable upon surrender of shares of Series A Preferred Stock with a Notice of Conversion until such time as the earlier of the date that the Corporation has delivered all such Common Stock and Warrants and the tenth day beyond such Delivery Period. Such cash amount shall be paid to such holder by the fifth day of the month following the month in which it has accrued or, at the option of the holder (by written notice to the Corporation by the first day of the month following the month in which it has accrued), shall be convertible into Common Stock and Warrants in accordance with the terms of this Article VI. In the event the Corporation fails to deliver such Common Stock and Warrants prior to the expiration of the ten (10) day period after the Delivery Period for any reason, such holder shall be entitled (in addition to any other remedies available to the holder) to Conversion Default Payments in accordance with Article VI.F hereof beginning on the expiration of such ten (10) day period.

                           (c) No Fractional Shares. If any conversion of Series
A Preferred Stock would result in a fractional share of Common Stock or the right to acquire a fractional share of Common Stock, such fractional share shall be disregarded and the number of shares of Common Stock issuable upon conversion, and the number of shares which may be acquired upon exercise of any Warrant issuable upon conversion, of the Series A Preferred Stock shall be the next higher number of shares.

                           (d) Conversion Date. The "Conversion Date" shall be
the date specified in the Notice of Conversion, provided (i) that the advance copy of the Notice of Conversion is submitted by facsimile (or by other means resulting in notice) to the Corporation or its Transfer Agent before Midnight, New York City time, on the Conversion Date, and (ii) that the original Preferred Stock Certificate(s), duly endorsed, are surrendered along with a copy of the Notice of Conversion as soon as practicable thereafter to the office of the Corporation or the Transfer Agent. The person or persons entitled to receive the shares of Common Stock and Warrants issuable upon conversion shall be treated for all purposes as the record holder or holders of such securities as of the Conversion Date and all rights with respect to the shares of Series A Preferred Stock surrendered shall forthwith terminate except the right to receive the shares of Common Stock and Warrants or other securities or property issuable on such conversion and except that the holders preferential rights as a holder of Series A Preferred Stock shall survive to the extent the corporation fails to deliver such securities.

                  F. A number of shares of the authorized but unissued Common Stock sufficient to provide for (i) the conversion of the Series A Preferred Stock outstanding at the then current Conversion Price and (ii) the exercise of Warrants issuable upon such conversion, if applicable, shall at all times be reserved by the Corporation, free from preemptive rights, for such conversion or exercise. If the Corporation shall issue any securities or make any change in its capital structure which would change the number of shares of Common Stock into which each share of the Series A Preferred Stock shall be convertible at the then current Conversion Price or the number of Warrants issuable upon such conversion, if applicable, the Corporation shall at the same time also make proper provision so that thereafter there shall be a sufficient number of shares of Common Stock authorized and reserved, free from preemptive rights, for conversion of the outstanding Series A Preferred Stock and exercise of the Warrants on the new basis, if applicable.

                  If at any time a holder of shares of Series A Preferred Stock submits a Notice of Conversion, and the Corporation does not have sufficient authorized but unissued shares of Common Stock available to effect such conversion (and exercise of the Warrants) in accordance with the provisions of this Article VI (a "Conversion Default"), the Corporation shall promptly (i) take all action within its control to cause a sufficient number of additional shares to be authorized and (ii) issue to the holder (or holders, if more than one holder submits a Notice of Conversion in respect of the same Conversion Date, pro-rata based on the ratio that the number of shares of Series A Preferred Stock then held by each such holder bears to the aggregate number of such shares held by such holders) all of the shares of Common Stock which are available to effect such conversion (including, with the Holder's written consent, any shares underlying Warrants issued or then issuable ("Borrowed Shares")). The number of shares of Series A Preferred Stock included in the Notice of Conversion which exceeds the amount which is then convertible into available shares of Common Stock (including Borrowed Shares, if any) and Warrants exercisable for Common Stock (the "Excess Amount") shall, notwithstanding anything to the contrary contained herein, not be convertible into Common Stock and Warrants in accordance with the terms hereof until (and at the holder's option at any time after) the date additional shares of Common Stock are authorized by the Corporation to permit such conversion, at which time the Conversion Price in respect thereof shall be the lesser of (i) the Conversion Price on the Conversion Default Date (as defined below) and (ii) the Conversion Price on the Conversion Date elected by the holder (following the Conversion Default Date) in respect thereof. The Corporation shall pay to the holder payments ("Conversion Default Payments") for a Conversion Default in the amount of (a) (N/365), multiplied by (b) the sum of the Stated Value plus the Premium Amount per share of Series A Preferred Stock through the Authorization Date (as defined below), multiplied by (c) the Default Amount (as defined below) on the day the holder submits a Notice of Conversion giving rise to a Conversion Default (the "Conversion Default Date"), multiplied by (d) .20, where (i) N = the number of days from the Conversion Default Date to the date (the "Authorization Date") that the Corporation authorizes a sufficient number of shares of Common Stock to effect conversion of the full number of shares of Series A Preferred Stock and the Warrants and (ii) "Default Amount" means the Excess Amount plus the number of shares of Series A Preferred Stock that would not be convertible as a result of this Section VI.E but for the Borrowed Shares. The Corporation shall send notice to the holder of the authorization of additional shares of Common Stock, the Authorization Date and the amount of holder's accrued Conversion Default Payments. The accrued Conversion Default Payment for each calendar month shall be paid in cash or shall be convertible into Common Stock and Warrants at the Conversion Price, at the holder's option, as follows:

                           (a) In the event holder elects to take such payment
in cash, cash payment shall be made to holder by the fifth day of the month following the month in which it has accrued; and

                           (b) In the event holder elects to take such payment
in Common Stock, the holder may convert such payment amount into Common Stock and Warrants at the Conversion Price (as in effect at the time of Conversion) at any time after the fifth day of the month following the month in which it has accrued in accordance with the terms of this Article VI (so long as there is a sufficient number of authorized shares).

                  Nothing herein shall limit the holder's right to pursue actual damages for the Corporation's failure to maintain a sufficient number of authorized shares of Common Stock, and each holder shall have the right to pursue all remedies available at law or in equity (including a decree of specific performance and/or injunctive relief).

                  G. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Article VI, the Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series A Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series A Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustment or readjustment, (ii) the Conversion Price at the time in effect and (iii) the number of shares of Common Stock and the amount, if any, of other securities or property which at the time would be received upon conversion of a share of Series A Preferred Stock.

                            VII. Automatic Conversion

         Each share of Series A Preferred Stock issued and outstanding on December 15, 2001 (the "Automatic Conversion Date"), automatically shall be converted into shares of Common Stock and Warrants on such date at the then effective Conversion Price in accordance with the provisions of Article VI hereof (the "Automatic Conversion"). The Automatic Conversion Date shall be the Conversion Date for purposes of determining the Conversion Price and the time within which certificates representing the Common Stock and Warrants must be delivered to the holder.

                               VIII. Voting Rights

         The holders of the Series A Preferred Stock have no voting power whatsoever, except as otherwise provided by the New York Business Corporation Law ("BCL"), and in this Article VIII, and in Article IX below.

         Notwithstanding the above, the Corporation shall provide each holder of Series A Preferred Stock with prior notification of any meeting of the shareholders (and copies of proxy materials and other information sent to shareholders). In the event of any taking by the Corporation of a record of its shareholders for the purpose of determining shareholders who are entitled to receive payment of any dividend or other distribution, any right to subscribe for, purchase or otherwise acquire (including by way of merger, consolidation or recapitalization) any share of any class or any other securities or property, or to receive any other right, or for the purpose of determining shareholders who are entitled to vote in connection with any proposed sale, lease or conveyance of all or substantially all of the assets of the Corporation, or any proposed liquidation, dissolution or winding up of the Corporation, the Corporation shall mail a notice to each holder, at least ten (10) days prior to the record date specified therein (or 30 days prior to the consummation of the transaction or event, whichever is earlier), of the date on which any such record is to be taken for the purpose of such dividend, distribution, right or other event, and a brief statement regarding the amount and character of such dividend, distribution, right or other event to the extent known at such time.

         To the extent that under the DGCL the vote of the holders of the Series A Preferred Stock, voting separately as a class or series as applicable, is required to authorize a given action of the Corporation, the affirmative vote or consent of the holders of at least a majority of the shares of the Series A Preferred Stock represented at a duly held meeting at which a quorum is present or by written consent of a majority of the shares of Series A Preferred Stock (except as otherwise may be required under the DGCL) shall constitute the approval of such action by the class. To the extent that under the DGCL holders of the Series A Preferred Stock are entitled to vote on a matter with holders of Common Stock, voting together as one class, each share of Series A Preferred Stock shall be entitled to a number of votes equal to the number of shares of Common Stock into which it is then convertible using the record date for the taking of such vote of shareholders as the date as of which the Conversion Price is calculated. Holders of the Series A Preferred Stock shall be entitled to notice of all shareholder meetings or written consents (and copies of proxy materials and other information sent to shareholders) with respect to which they would be entitled to vote, which notice would be provided pursuant to the Corporation's bylaws and the DGCL.

                            IX. Protective Provisions

         So long as shares of Series A Preferred Stock are outstanding, the Corporation shall not, without first obtaining the approval (by vote or written consent, as provided by the DGCL) of the holders of at least a majority of the then outstanding shares of Series A Preferred Stock:

                           (a) alter or change the rights, preferences or
privileges of the Series A Preferred Stock or any Senior Securities so as to affect adversely the Series A Preferred Stock;

                           (b) create any new class or series of capital stock
having a preference over the Series A Preferred Stock as to distribution of assets upon liquidation, dissolution or winding up of the Corporation (as previously defined in Article II hereof, "Senior Securities");

                           (c) create any new class or series of capital stock
ranking pari passu with the Series A Preferred Stock as to distribution of assets upon liquidation, dissolution or winding up of the Corporation (as previously defined in Article II hereof, "Pari Passu Securities");

                           (d) increase the authorized number of shares of
Series A Preferred Stock; or

                           (e) do any act or thing not authorized or
contemplated by this Certificate of Designation which would result in taxation of the holders of shares of the Series A Preferred Stock under Section 305 of the Internal Revenue Code of 1986, as amended (or any comparable provision of the Internal Revenue Code as hereafter from time to time amended).

         In the event holders of at least a majority of the then outstanding shares of Series A

Preferred Stock agree to allow the Corporation to alter or change the rights, preferences or privileges of the shares of Series A Preferred Stock, pursuant to subsection (a) above, so as to affect the Series A Preferred Stock, then the Corporation will deliver notice of such approved change to the holders of the Series A Preferred Stock that did not agree to such alteration or change (the "Dissenting Holders") and Dissenting Holders shall have the right for a period of thirty (30) days to convert pursuant to the terms of this Certificate of Designation as they exist prior to such alteration or change or continue to hold their shares of Series A Preferred Stock.

         IN WITNESS WHEREOF, this Certificate of Designation is executed on behalf of the Corporation this 3rd day of January, 1997.


                                       /s/ Pratap Kesav Kondamoori
                                       ------------------------------------
                                       Pratap Kesav Kondamoori
                                       President


                                       /s/ John H. Gorman
                                       ------------------------------------
                                       John H. Gorman
                                       Secretary